Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
RadiSys Corporation:

We consent to the incorporation by reference in the registration statement No. 333-170148 on Form S-3 and registration statements Nos. 333-80577, 333-00514, 333-46473, 333-80087, 333-80089, 333-85093, 333-38966, 333-38988, 333-50582, 333-50584, 333-68362, 333-106670, 333-111520, 333-116570, 333-126189, 333-142968, 333-142969 and 333-169044 on Form S-8 of RadiSys Corporation of our reports dated March 15, 2011, with respect to the consolidated balance sheets of RadiSys Corporation as of December 31, 2010 and 2009, and the related consolidated statements of operations, changes in shareholders' equity and comprehensive loss, and cash flows for each of the years in the three-year period ended December 31, 2010, and the effectiveness of internal control over financial reporting as of December 31, 2010, which reports appear in the December 31, 2010 annual report on Form 10-K of RadiSys Corporation.

Our report dated March 15, 2011, contains an explanatory paragraph that states the Company adopted Financial Accounting Standards Board Staff Position No. APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement) (FSP APB 14-1)(codified in FASB ASC Topic 470, Debt with Conversion and Other Options) effective as of January 1, 2009 and retrospectively adjusted its accounting for its consolidated financial statements.

/s/ KPMG LLP

Portland, Oregon
March 15, 2011